Exhibit 10.2

TierOne CORPORATION
INCENTIVE STOCK OPTION AGREEMENT
AMENDED AND RESTATED 2003 STOCK OPTION PLAN

AN INCENTIVE STOCK OPTION ("Option") to purchase a total of 300,000 shares of the common stock, par value $.01 per share ("Common Stock"), of TierOne Corporation, Lincoln, Nebraska, (the "Corporation") is hereby granted to Michael J. Falbo (the "Optionee") pursuant to the Amended and Restated 2003 Stock Option Plan ("Plan") of the Corporation.  The Option granted hereby is subject to all the terms and conditions of the Plan and this Agreement.  The Plan is incorporated by reference herein.  Defined terms, unless otherwise defined herein, shall have the same meaning as set forth in the Plan.

1.           Option Price.  The option price shall be $ 0.8701 for each share of Common Stock eligible to the exercised hereunder, which price is 100% of the Fair Market Value, as defined in Section 3.15 of the Plan, of the Common Stock on the date of grant of this Option.

2.           Exercise of Option.  This Option shall be exercisable pursuant to the provisions of Article VIII, Section 8.03 of the Plan, as follows:

(a)         Schedule of Right of Exercise.

Years of Continuous Employment After Date of Grant of Option	Percentage of Total Shares of Common Stock Subject to Option Which May be Exercised
after 1 year	20%
after 2 years	40
after 3 years	60
after 4 years	80
after 5 years	100

The right to exercise the Option pursuant to the above schedule is cumulative.

Notwithstanding the foregoing, the Option shall become immediately vested and exercisable in full on the date the Optionee terminates his employment with the Corporation or a Subsidiary Company (as defined in Section 3.25 of the Plan) because of his death or Disability (as defined in Section 3.10 of the Plan). Notwithstanding the provisions of Section 8.03(b) of the Plan, accelerated vesting of the Option shall not occur in the event of a Change in Control (as such term is defined in Section 3.04 of the Plan) of the Corporation or TierOne Bank (the “Bank”) if at the time of a Change in Control either the Corporation or the Bank is deemed to be in “troubled condition” as defined in 12 C.F.R. Section 563.555 (or any successor thereto) unless, prior to or in connection with the Change in Control, the OTS, and, to the extent required, the Federal Deposit Insurance Corporation, has approved or not objected to the acceleration under the terms of Section 8.03(b) of the Plan of this Option pursuant to the provisions of 12 C.F.R. Part 359.

(b)         Method of Exercise.  This Option shall be exercisable by written notice to the Secretary of the Corporation on the Incentive Stock Option Exercise Form provided herewith which shall:

(i)          state the election to exercise the Option, the number of shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such shares of Common Stock is to be registered, his address and Social Security number (or if more than one, the names, addresses and Social Security numbers of such persons);

(ii)         be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or person other than the Optionee, be accompanied by proof, satisfactory to counsel for the Corporation, of the right of such person or persons to exercise the Option;

(iii)        be in writing and delivered in person or by certified mail to the Secretary of the Corporation at its executive office located at 1235 N Street, Lincoln, Nebraska 68508, Attention: Eugene B. Witkowicz; and

(iv)        be accompanied by payment for, or irrevocable instructions to a broker to sell, the shares of Common Stock with respect to which the Option is being exercised (payment for the Option in this manner will result in the loss of the tax-advantaged nature of the Option).

Payment in full of the purchase price for shares of Common Stock purchased pursuant to the exercise of any Option shall be made to the Corporation upon exercise of the Option.  All shares sold under the Plan shall be fully paid and nonassessable.  Payment for shares may be made by the Optionee (i) in cash or by check, (ii) by delivery of a properly executed exercise notice, together with irrevocable instructions to a broker (which shall be unrelated to the Corporation or the Optionee) to sell the shares and then to properly deliver to the Corporation the amount of sale proceeds to pay the exercise price, all in accordance with applicable laws and regulations and Emerging Issues Task Force Issue No. 00-23 and Financial Accounting Standards Board Statement No. 123R, or (iii) at the discretion of the Board or the Committee, by delivering shares of Common Stock (including shares acquired pursuant to the previous exercise of an Option) equal in Fair Market Value to the purchase price of the shares to be acquired pursuant to the Option, by withholding some of the shares of Common Stock which are being purchased upon exercise of an Option, or any combination of the foregoing.  With respect to subclause (iii) hereof, the shares of Common Stock delivered to pay the purchase price must have either been (x) purchased in open market transactions or (y) issued by the Corporation pursuant to a plan thereof, in each case more than six months prior to the exercise date of the Option (or one year in the case of previously exercised Incentive Stock Options).

(c)         Restrictions on Exercise.  This Option may not be exercised if the issuance of the shares of Common Stock upon such exercise would constitute a violation of any applicable federal or state securities law or regulation or any other law or valid regulation.  As a condition to the exercise of this Option, the Corporation may require the person exercising this Option to make any representation or warranty to the Corporation as may be required by any applicable law or regulation, and may require the Optionee to comply with the matters set forth in  Sections 4.05 and 4.06 of the Plan.

3.           Non-transferability of Option.  This Option may not be transferred or assigned in any manner otherwise than by will or the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by him. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

4.           Term of Option.   This Option may not be exercised later than the earlier to occur of (i) ten years from the date of grant of this Option, or (ii) six (6) months after the date on which the Optionee ceases to be employed by the Corporation and all Subsidiary Companies except as set forth below, and may be exercised during such term only in accordance with the Plan and the terms of this Agreement.  If the Optionee terminates his employment with the Corporation or a Subsidiary Company as a result of Disability or Retirement (as defined in Section 3.24 of the Plan) without having fully exercised his Option, the Optionee shall have the right, during the three (3) year period following his termination due to Disability or Retirement, to exercise such Option to the extent such Option has vested in accordance with the terms hereof and the Plan at the time of termination for Disability or Retirement.  If the Optionee dies while in the employ of the Corporation or a Subsidiary Company or terminates employment with the Corporation or a Subsidiary Company as a result of Disability or Retirement and dies without having fully exercised his vested Option, the executors, administrators, legatees or distributees of his estate shall have the right, during the one (1) year period following his death, to exercise such Option. If the Optionee terminates his employment with the Corporation or a Subsidiary Company following a Change in Control without having fully exercised his Option, the Optionee shall have the right to exercise such Option to the extent vested at the time of such termination during the remainder of the original ten (10) year term of the Option from the date of grant.  Exercise of the Option more than three (3) months (or one (1) year in certain cases) after termination will result in the loss of the tax-advantaged nature of the Option.

5.           Tax Status.  To the extent that the aggregate Fair Market Value of the stock with respect to which incentive stock options are exercisable by the Optionee for the first time during any calendar year (under all stock option plans of the Corporation and its Subsidiary Companies) exceeds $100,000, such Options are not incentive stock options.  For the purposes of this Section 5, the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted.  This Section 5 shall be applied by taking options into account in the order in which they were granted.  To the extent that this Option is to become exercisable for the first time during any calendar year with respect to a number of shares that exceeds the foregoing limitation, this Option shall be considered to consist of (i) an incentive stock option to acquire the maximum number of shares permitted under this Section 5 and (ii) a compensatory stock option to acquire the excess shares on the same terms described in this Agreement.

6.           Notice of Disposition; Withholding; Escrow.  Optionee shall immediately notify the Corporation in writing of any sale, transfer, assignment or other disposition (or action constituting a disqualifying disposition within the meaning of Section 421 of the Internal Revenue Code of 1986, as amended) of any shares of Common Stock acquired through exercise of this Option, within two (2) years after the date of the grant of the Option or within one (1) year after the acquisition of such shares, setting forth the date and manner of disposition, the number of shares disposed of and the price at which such shares were disposed of.  The Corporation shall be entitled to withhold from any compensation or other payments then or thereafter due to the Optionee such amounts as may be necessary to satisfy any withholding requirements of federal or state law or regulation and, further, to collect from the Optionee any additional amounts which may be required for such purpose.  The Committee or the Board may, in their discretion, require shares of Common Stock acquired by an Optionee upon exercise of this Option to be held in an escrow arrangement for the purpose of enabling compliance with the provisions of Section 8.09(c) of the Plan.

7.           Administration.  The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan.  Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding in the absence of action by the Board.

8.           Terms and Conditions.  The terms and conditions included in the Plan are incorporated herein by reference, and to the extent that any conflict may exist between the terms and conditions included in the Plan and the terms of this Agreement, then the terms and conditions included in the Plan shall control.

9.           Not an Employment Contract.  The Option will not confer on the Optionee any right with respect to continuance of employment or other service with the Corporation or any Subsidiary Company, nor will it interfere in any way with any right the Company or any Subsidiary Company would otherwise have to terminate or modify the terms of the Optionee's employment or other service at any time.

10.         Notices.  Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail.  Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt.  Notices shall be directed, if to the Optionee, at the Optionee's address indicated by the Corporation's records, or if to the Corporation, at the Corporation's executive office.

11.         No Rights As Shareholder.  The Optionee shall not have any rights of a shareholder with respect to the shares subject to the Option until a stock certificate has been duly issued following exercise of the Option as provided herein.

12.         Amendment.  This Agreement may be amended by written agreement of the Optionee and the Corporation, without the consent of any other person; provided, however, in no event shall the Board or the Committee without shareholder approval amend the Option in any manner that effectively allows the repricing of the Option either through a reduction in the exercise price or through the cancellation and regrant of a new Option in exchange for the cancelled Option (except as permitted pursuant to Article IX of the Plan in connection with a change in the Corporation's capitalization).

ATTEST:	TierOne CORPORATION

/s/ Judith A. Klinkman	By:	/s/ Charles W. Hoskins
Judith A. Klinkman		Charles W. Hoskins
Assistant Secretary		Lead Director

(Seal)	OPTIONEE

/s/ Michael J. Falbo
Name: Michael J. Falbo
Date of Grant: January 28, 2010

TierOne CORPORATION
INCENTIVE STOCK OPTION EXERCISE FORM

___________________________
Date

Attn:	Eugene B. Witkowicz, Secretary TierOne Corporation 1235 N Street Lincoln, Nebraska 68508

Dear Mr. Witkowicz:

The undersigned elects to exercise his/her Incentive Stock Option to purchase _____ shares, par value $.01 per share, of Common Stock  of TierOne Corporation (the “Option Shares”).

Delivered herewith in satisfaction of the required purchase price is (select applicable choice(s):

____	(a)	Cash or a check payable to TierOne Corporation or in the amount of $____________ ;

____	(b)	Certificate(s) for ________ shares of Common Stock having a value of $__________ as of the date of this notice;

____	(c)
irrevocable instructions to a broker to sell ________ Option Shares and then to properly deliver to the Corporation the amount of sale proceeds to pay the exercise price and any applicable tax withholding (which manner of payment I acknowledge will result in a disqualifying disposition of my Option and the loss of the tax-advantaged nature of the Option to the extent exercised).

If Common Stock is enclosed or being used in full or partial consideration of the purchase price pursuant to items (b) and/or (c) above, I am also attaching a written notification from the Committee advising:  (i) that such means of payment has been authorized to be used by me with respect to the Option Shares and (ii) as to the fair market value of the shares proposed to be tendered by me as required by the provisions of the Plan.

The name or names to be on the stock certificates and the address and Social Security number or addresses and Social Security numbers of such person or persons is as follows:

Name:

Address:

City	State	Zip Code

Social Security Number:

Very truly yours,

(Signature of Person or Persons
exercising the Option)

(Print Name and Address)

Date received by the Corporation: